Exhibit 23(a)

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 29, 2004, (which contains explanatory paragraphs related to the change in methods of accounting for derivative instruments and for goodwill and other intangible assets, as discussed in Note 1 and Note 6, respectively), relating to the financial statements and financial statement schedules, which appears in Central Hudson Gas & Electric Corporation's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the references to us under the headings "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, NY
June 4, 2004